SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                   International Business Machines Corporation
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
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

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT
[LOGO]


DEAR STOCKHOLDERS,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 30, at 10 a.m., in Exhibit Hall A at the Kentucky International Convention Center in Louisville, Kentucky 40202.

Mr. Lodewijk C. van Wachem will retire from the Board in April and is not a nominee for election. Mr. van Wachem has served on our Board for almost ten years. We are very grateful to him for his many contributions and we will miss his participation on the Board.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

/s/ Louis V. Gerstner, Jr.

Louis V. Gerstner, Jr.
Chairman of the Board

                             YOUR VOTE IS IMPORTANT

                       PLEASE VOTE BY USING THE INTERNET,
               THE TELEPHONE, OR BY SIGNING, DATING, AND RETURNING
                             THE ENCLOSED PROXY CARD

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

INTERNATIONAL BUSINESS MACHINES CORPORATION
ARMONK, NEW YORK 10504
MARCH 11, 2002

NOTICE OF MEETING

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 30, 2002, at 10 a.m., in Exhibit Hall A at the Kentucky International Convention Center, 221 Fourth Street, Louisville, Kentucky 40202. The items of business are:

1.    Election of directors for a term of one year.

2.    Ratification of the appointment of independent accountants.

3. Such other matters, including 4 stockholder proposals, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 1, 2002 (the "Record Date"), are entitled to vote at the meeting, or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

ADMISSION TO THE ANNUAL MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS AND AN ADMISSION TICKET AND PICTURE IDENTIFICATION WILL BE REQUIRED TO ENTER THE MEETING. FOR STOCKHOLDERS OF RECORD, AN ADMISSION TICKET IS ATTACHED TO THE PROXY CARD SENT WITH THIS PROXY STATEMENT. STOCKHOLDERS HOLDING STOCK IN BANK OR BROKERAGE ACCOUNTS CAN OBTAIN AN ADMISSION TICKET IN ADVANCE BY SENDING A WRITTEN REQUEST, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BROKERAGE STATEMENT), TO OUR TRANSFER AGENT AT THE ADDRESS LISTED BELOW. AN INDIVIDUAL ARRIVING WITHOUT AN ADMISSION TICKET WILL NOT BE ADMITTED UNLESS IT CAN BE VERIFIED THAT THE INDIVIDUAL IS AN IBM STOCKHOLDER AS OF THE RECORD DATE FOR THE MEETING. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 11, 2002, to stockholders entitled to vote. The IBM 2001 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM promptly mail IBM's 2001 Annual Report to that account by writing to our transfer agent, EquiServe Trust Company, N.A., Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530 or by telephoning 201-324-0218.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR                  5

GENERAL INFORMATION:
o Board of Directors                                             9
o Committees of the Board                                        9
o Other Relationships                                           10
o Directors' Compensation                                       10
o Section 16(a) Beneficial Ownership Reporting Compliance       11
o Ownership of Securities--Common Stock and
  Total Stock-Based Holdings                                    11

REPORT ON EXECUTIVE COMPENSATION                                13
o  Summary Compensation Table                                   16
o  Performance Graph                                            21

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS         22

2. RATIFICATION OF APPOINTMENT OF
   INDEPENDENT ACCOUNTANTS                                      23

3. STOCKHOLDER PROPOSAL ON BOARD SERVICE                        24

4. STOCKHOLDER PROPOSAL ON PENSION
   AND RETIREMENT MEDICAL                                       24

5. STOCKHOLDER PROPOSAL ON EXECUTIVE
   COMPENSATION                                                 26

6. STOCKHOLDER PROPOSAL ON POISON PILLS                         27

OTHER MATTERS                                                   29

PROXIES AND VOTING AT THE MEETING                               29

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

[PHOTO]

CATHLEEN BLACK, 57, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is a member of IBM's Directors and Corporate Governance Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

[PHOTO]

KENNETH I. CHENAULT, 50, is chairman and chief executive officer of American Express Company, a financial services company. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, president and chief executive officer in 2000 and to his present position in 2001. Mr. Chenault is a member of the board of directors of the National Collegiate Athletic Association Foundation, Mount Sinai-NYU Medical Center and Health System and the National Center on Addiction and Substance Abuse. He also serves on the Dean's Advisory Board of Harvard Law School and is a member of the Council on Foreign Relations. Mr. Chenault became an IBM director in 1998.

[PHOTO]

JUERGEN DORMANN, 62, is chairman of the board of management of Aventis S.A., a life sciences company. He is a member of IBM's Audit Committee. Mr. Dormann joined Hoechst AG in 1963 and was elected finance and accounting director in 1987, chairman of the management board in 1994 and to his present position at Aventis in 1999. He is chairman of ABB Ltd. and a member of the supervisory board of Allianz AG. Mr. Dormann became an IBM director in 1996.

[PHOTO]

LOUIS V. GERSTNER, JR., 60, is chairman of the Board of IBM and chairman of IBM's Executive Committee. He relinquished his position as chief executive officer earlier this year. From 1989 until joining IBM in 1993, he was chairman of the board and chief executive officer of RJR Nabisco Holdings Corp., an international consumer products company. From 1985 to 1989, Mr. Gerstner was president of American Express Company. He is a member of the board of directors of Bristol-Myers Squibb Company. Mr. Gerstner co-chairs Achieve, an organization created by United States governors and business leaders to establish high academic standards in our nation's public schools. He is vice chairman of the board of Memorial Sloan-Kettering Cancer Center, a director of the Council on Foreign Relations, a member of the National Academy of Engineering, and a Fellow of the American Academy of Arts and Sciences. Mr. Gerstner became an IBM director in 1993.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

[PHOTO]

NANNERL O. KEOHANE, 61, is president and professor of political science at Duke University. She is chairperson of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. She was formerly president of Wellesley College and a former faculty member at Swarthmore College and Stanford University. She is a member of the Council on Foreign Relations, the American Philosophical Society and the American Academy of Arts and Sciences. She chairs the Overseers Committee to visit the John F. Kennedy School of Government and serves on the executive committee of the Association of American Universities. Dr. Keohane became an IBM director in 1986.

[PHOTO]

CHARLES F. KNIGHT, 66, is chairman of the board of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems. He has served as chairman since 1974 and served as chief executive officer until his retirement from that position in October 2000. He also served as president from 1986 until 1988 and from 1995 until 1997, and has been a director of Emerson since 1972. Mr. Knight is also a director of Anheuser-Busch Companies, Inc., SBC Communications Inc., BP p.l.c. and Morgan Stanley Dean Witter & Co. He became a director of IBM in 1993 and is chairman of the IBM Executive Compensation and Management Resources Committee and a member of the Executive Committee.

[PHOTO]

MINORU MAKIHARA, 72, is chairman of Mitsubishi Corporation. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. He is a vice chairman of the Keidanren and a member of the executive committee of the Trilateral Commission and was chairman of the Japan-U.S. Business Council from 1997 to February 2002. Mr. Makihara became an IBM director in 1997.

[PHOTO]

LUCIO A. NOTO, 63, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chairman of IBM's Audit Committee and a member of the Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Philip Morris Companies Inc. and United Auto Group, Inc. He is a member of the Trilateral Commission, the Council on Foreign Relations, the Council for the U.S. and Italy and the Singapore-U.S. Business Council. He is also a member of the International Advisory Councils of Mitsubishi Corporation and Singapore Technologies Inc. Mr. Noto became an IBM director in 1995.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

[PHOTO]

SAMUEL J. PALMISANO, 50, is president and chief executive officer of IBM and a member of IBM's Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000 and to his current position earlier this year. He is a director of Gannett Co., Inc. and a member of the Board of Trustees of The Johns Hopkins University. Mr. Palmisano became an IBM director in 2000.

[PHOTO]

JOHN B. SLAUGHTER, 67, is president and chief executive officer of the National Action Council for Minorities in Engineering, Inc. He is a member of IBM's Audit Committee. Dr. Slaughter is president emeritus of Occidental College and former Melbo Professor of Leadership in Education, University of Southern California, a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of Solutia, Inc., and Northrop Grumman Corporation. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, a fellow of the Institute of Electrical and Electronics Engineers and a member of the Hall of Fame of the American Society for Engineering Education. Dr. Slaughter became an IBM director in 1988.

[PHOTO]

SIDNEY TAUREL, 53, is chairman of the board, president and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company's operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

[PHOTO]

JOHN M. THOMPSON, 59, is vice chairman of the Board of IBM. Mr. Thompson joined IBM in 1966 and became president and chief executive officer of IBM Canada, Ltd., in 1986. He was elected senior vice president and group executive of the Server Group in 1993, senior vice president and group executive of the Software Group in 1995 and to his present position in 2000. Mr. Thompson is a director of Toronto-Dominion Bank. Mr. Thompson became an IBM director in 2000.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

[PHOTO]

ALEX TROTMAN, 68, is chairman of Imperial Chemical Industries PLC, a producer of specialty products and paints. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Trotman was chairman and chief executive officer of the Ford Motor Company from 1993 until his retirement in 1998. Mr. Trotman is a director of the New York Stock Exchange. Mr. Trotman became an IBM director in 1994.

[PHOTO]

CHARLES M. VEST, 60, is president and professor of mechanical engineering at the Massachusetts Institute of Technology. He is a member of IBM's Executive Compensation and Management Resources Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution and vice chair of the Council on Competitiveness. Dr. Vest became an IBM director in 1994.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

GENERAL INFORMATION

BOARD OF DIRECTORS

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board of Directors held 9 meetings during 2001. Overall attendance at Board and committee meetings was 88 percent. Attendance was at least 75 percent for each director except for Mr. Juergen Dormann. Following the Annual Meeting, the Board will consist of 14 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

      The IBM Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board's policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and the periodic review by the Board in executive session of its own performance and of the performance of the chief executive officer.

COMMITTEES OF THE BOARD

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

                                                                                                   Executive
                                                                   Directors                   Compensation and
                                                                 and Corporate                    Management
    Executive                      Audit                          Governance                       Resources
------------------------------------------------------------------------------------------------------------------------------------

L.V. Gerstner, Jr.*           L.A. Noto*                         N.O. Keohane*                   C.F. Knight*

N.O. Keohane                  J. Dormann                         C. Black                        K.I. Chenault

C.F. Knight                   J.B. Slaughter                     M. Makihara                     S. Taurel

L.A. Noto                                                        A. Trotman                      C.M. Vest

S.J. Palmisano

* Chair

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee did not meet in 2001.

AUDIT COMMITTEE

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's independent accountants and reviews their procedures for ensuring their independence with respect to the services performed for the Company. The IBM Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to last year's proxy statement.

      The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board and as "independent" is defined under the listing standards of the New York Stock Exchange, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 4 meetings in 2001.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE

The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

      The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

      The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 3 meetings in 2001.

      Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended candidate's name, biographical data, and qualifications.

EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Personal Pension Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 13). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

      Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 4 meetings in 2001.

OTHER RELATIONSHIPS

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 2001, none of these transactions was individually significant or reportable.

      The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 2001, through June 30, 2002, at a total cost of $1,717,500. The primary carrier is Illinois National Insurance Company.

DIRECTORS' COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $70,000 and each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). In January 2002, the IBM Board of Directors approved a stock ownership guideline that calls for non-employee directors to have stock-based holdings in IBM equal in value to 5 times the annual retainer payable to every non-employee director within 5 years of initial election to the Board. Under the DCEAP, outside directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

      Under the IBM Non-Employee Directors Stock Option Plan, each outside director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of an outside director, all options granted to such director shall become immediately exercisable. Outside directors are provided group life insurance of $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company's Matching Grants Program on the same basis as the Company's employees.

      The Directors and Corporate Governance Committee of the Board periodically reviews IBM's director compensation practices and compares them against the practices of the largest U.S. companies in terms of market capitalization. In performing this review, the committee focuses on ensuring that the Company's outside directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company's stockholders. The committee believes that the Company's total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's outside directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

OWNERSHIP OF SECURITIES--COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS

The following table reflects shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 2001.

      The table sets forth the beneficial ownership of shares of the Company's common stock, as well as all other IBM stock-based holdings as of December 31, 2001, by IBM's current directors and nominees, the executive officers named in the Summary Compensation Table on page 16, and the directors and officers as a group, as of December 31, 2001. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

      The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. SINCE SOME SHARES MAY APPEAR UNDER BOTH THE VOTING AND INVESTMENT POWER COLUMNS, AND SINCE OTHER TYPES OF HOLDINGS ARE LISTED ONLY IN THE STOCK OR TOTAL COLUMN, THE INDIVIDUAL COLUMNS WILL NOT ADD ACROSS TO THE TOTAL COLUMN.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

-------------------------------------------------------------------------------------------------------------------------
                                    Voting Power             Investment Power                         Total    Acquirable
                              --------------------------------------------------                   Stock-based  within 60
            Name                 Sole        Shared        Sole        Shared            Stock(1)   holdings(2)   days(3)
-------------------------------------------------------------------------------------------------------------------------
C. Black                          4,000          324       11,376          324          11,700      12,058       14,000
K.I. Chenault                         0        1,000        1,861        1,000           2,861       2,861        3,000
N.M. Donofrio                   104,036           40       78,836           40         151,636     155,545      807,071
J. Dormann                        4,000            0        7,730            0           7,730       7,730       14,000
L.V. Gerstner, Jr.              326,504          912      326,504          912         647,573     799,624    4,642,492
J.R. Joyce                       27,974        1,060       27,974        1,060         111,834     113,619      139,513
N.O. Keohane                          0          857       20,387          857          21,244      24,497       18,000
C.F. Knight                       9,989            0       22,673            0          22,673      24,555       18,000
M. Makihara                       1,000            0        4,438            0           4,438       4,438        6,000
L.A. Noto                         3,574        3,924       11,898        3,924          15,822      16,329       18,000
S.J. Palmisano                   25,440        7,322       25,440        7,322         159,642     172,159      677,117
J.B. Slaughter                      200          200       16,671          200          16,871      20,885       18,000
S. Taurel                         5,265            0        5,935            0           5,935       5,935            0
J.M. Thompson                   185,812            0      165,248            0         234,772     237,532      273,749
A. Trotman                            0        8,000        8,333        8,000          16,333      17,012       18,000
L.C. van Wachem                   4,000            0       10,076            0          10,076      13,154       18,000
C.M. Vest                           400            0        5,444            0           5,444       6,273       18,000
-------------------------------------------------------------------------------------------------------------------------
Directors and executive
  officers as a group           885,831      152,079      934,463      152,079      2,377,695*   2,618,772   8,817,638*
-------------------------------------------------------------------------------------------------------------------------

* The total of these two columns represents less than 1% of the outstanding shares. No individual's beneficial holdings totaled more than 1/3 of 1% of the outstanding shares. These holdings do not include 1,840,409 shares held by the IBM Personal Pension Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1) For executive officers, this column includes shares shown in the "Voting Power" and "Investment Power" columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan. They have no voting power over such shares and investment power only with regard to such shares acquired as a result of deferring fees paid to them.

(2) This column shows the total IBM stock-based holdings, including the securities shown in the "Stock" column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan ("EDCP") and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)   Shares that can be purchased under an IBM stock option plan.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation and Management Resources Committee (the "Committee") is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities and obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives. The Committee is comprised of four outside directors who are not eligible to participate in any of the plans or programs that it administers.

COMPENSATION PHILOSOPHY AND PRACTICES

The Board believes that leadership and motivation of the Company's executives are critical to establishing IBM's preeminence both in the marketplace and as an investment for stockholders. The Committee is responsible to the Board for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

o offer competitive total compensation value that will attract the best talent to IBM; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

o maintain a significant portion of executives' total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

o encourage executives to manage from the perspective of owners with an equity stake in the Company.

      Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's Chief Executive Officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options or stock appreciation rights under the Company's Long-Term Performance Plans should qualify as performance-based. The IBM Executive Deferred Compensation Plan (EDCP) permits an executive officer who is subject to section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company's stockholders have previously approved terms under which the Company's annual and long-term performance incentive awards should qualify as performance-based. These terms do not preclude the Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m).

      The Committee makes annual incentive awards based on its assessment of the Company's performance as measured against predetermined financial targets, taking into account various quantitative and qualitative factors. The primary quantitative factors reviewed by the Committee include such financial measures as net income, cash flow, earnings-per-share, revenue and market capitalization of the Company. Among the qualitative factors evaluated by the Committee are the Company's performance relative to other leading multinational corporations, progress toward achievement of the Company's short-term and long-term business goals, customer satisfaction, human resources effectiveness and the global business and economic environment. In addition, every executive is expected to uphold and comply with IBM's Business Conduct Guidelines, which require the individual to maintain the Company's discrimination-free workplace and high standards of environmental protection. Upholding the Business Conduct Guidelines contributes to the success of the individual executive, and to IBM as a whole.

      IBM's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance. Compensation is benchmarked against data developed by independent consultants using surveys of both the information technology industry and the largest U.S. market-capitalized companies and is set to reflect the 75th percentile of the compensation practices of comparator companies. These companies have executive positions similar to those at IBM in magnitude, complexity and scope of responsibility, and they are representative of the various markets in which IBM competes for executive talent.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph on page 21.

      Stock ownership guidelines have been established for members of senior management to ensure they maintain an equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that within a five-year period senior executives should attain an investment position in IBM stock or stock units of two to four times the sum of their base salary and annual incentive target depending on the individual's scope of responsibilities.

COMPONENTS OF EXECUTIVE COMPENSATION

The compensation program for executive officers consists of the following components:

ANNUAL CASH COMPENSATION: includes base salary and any cash incentive or bonus award earned for the year's performance. Both salary and the annual incentive target opportunity are established for each executive officer based on job responsibilities, level of experience, overall business performance and individual contribution to the business, as well as analyses of competitive industry practice. Actual annual incentive awards for 2001 are based on an assessment of these factors and various other quantitative and qualitative performance factors. Financial measures include net income and revenue growth (with most of the weighting on net income) and directly align executive pay with Company profitability. Qualitative measures include achievements in areas such as product and technology leadership, growth in market share, implementation of key business programs, customer satisfaction, cash flow, and cost and expense management. Final incentive amounts for the named executive officers are reported in the Summary Compensation Table. Effective January 1, 2002, the Committee amended the EDCP to permit participants to defer up to 80% of pay, in order to maintain parallel deferral limits between the EDCP and the qualified all-employee IBM TDSP 401(k) Plan.

LONG-TERM INCENTIVE COMPENSATION: includes stock options, long-term incentive program awards, and restricted stock or restricted stock unit awards. The objectives for these awards are to closely align executive interests with the longer-term interests of stockholders by encouraging equity participation and to retain the skills that are critical to the future success of the business. Stock options and long-term incentive program opportunities depend on the creation of incremental stockholder value or the attainment of cumulative financial targets over three-year periods. These long-term grants represent a significant portion of the total compensation value provided to executive officers. Award sizes are based both upon individual performance, level of responsibility and potential to make significant contributions to the Company, as well as upon award levels at other companies included in the competitive surveys. In addition, long-term incentives granted in prior years are taken into consideration.

o STOCK OPTIONS are generally granted annually to executives and periodically to other selected employees whose contributions and skills are critical to the long-term success of the Company. Options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant, and generally vest over a period of at least four years and expire after ten years. These options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

o LONG-TERM INCENTIVE PROGRAM (LTIP) awards provide senior management with an incentive linked to both multiple-year corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units. For awards made in 2001 covering the period 2001-2003, the stock units can be earned based on achieving cumulative financial goals of earnings-per-share and cash flow (with most of the weighting on earnings-per-share). Depending on the level of performance against the three-year goals, payout of the stock units can range between 0% to 150% of the target awards, as shown in the table on page 18. The stock units are valued based upon the market price of the Company's common stock. For LTIP awards made in 1999 covering the three-year period through 2001, the financial goals were earnings-per-share and cash flow weighted 80/20. Based on the Company's performance for this period, 112% of the stock units were earned by the participants. Payouts for the named executives are reported in the Summary Compensation Table on page 16.

o RESTRICTED STOCK UNIT awards are designed to provide long-term retention incentives for certain key members of senior management. These awards are highly selective, limited to a very small group of executives, and equity-based so as to tie them directly to stockholder return. The restriction period is generally five years or longer.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

As he completes nine years as IBM's Chairman and Chief Executive Officer, Mr. Gerstner has continued to demonstrate highly effective leadership and vision in a volatile marketplace. Since assuming his role in April of 1993, Mr. Gerstner has built upon IBM's strengths and executed his strategic vision, positioning IBM as a diversified leader at the center of the e-business marketplace with a breadth of products and services unparalleled in the industry. As a result, during his tenure through year-end 2001, stockholders have experienced a 938% increase in total stockholder return.

      In a year which included a technology industry downturn and the unprecedented events of September 11, IBM achieved stock price growth of 42%, the second-highest performance among the 30 Dow Jones Industrial Average companies; achieved revenues of $85.9 billion, 1% above last year's total at constant currency, compared to a 2% decline in the technology industry; increased market value by $60 billion; and achieved earnings-per-share of $4.35, within 2% of last year's record earnings per share. These results in an increasingly turbulent market reinforce the strength of IBM's portfolio of businesses. Some highlights of IBM's business performance (all at constant currency) include: double-digit revenue growth in Global Services, driven by new signings of $51 billion, resulting in a record backlog of $102 billion; double-digit revenue growth and market share gains in IBM's Websphere, MQ Series and DB2 software; within eServer platform, market share gains led by zSeries, and the successful launch of the Regatta UNIX-based pSeries server in the fourth quarter; and revenue growth of 11% year-to-year for Storage Products. In addition, for the ninth consecutive year, IBM was awarded more U.S. patents than any other company (3,411).

      The Committee's criteria for determining Mr. Gerstner's compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM (because of its size, breadth of product and service offerings, global reach, technology dependency, number of competitors and the rate/speed of change in the IT industry) and, most importantly, Mr. Gerstner's performance. The Committee believes that, in a year of volatility and challenge in the marketplace, Mr. Gerstner's performance and leadership in reaffirming IBM as the industry's premier e-business company and in positioning IBM for continued growth was outstanding. This is reflected in Mr. Gerstner's annual incentive award of $8,000,000 for 2001, which is reported in the "Bonus" column of the Summary Compensation Table on page 16. He also earned a payout from the 1999-2001 long-term incentive program award based on the Company's cumulative financial results over the three-year period.

      The Committee further recognized Mr. Gerstner's efforts to position IBM for the future by assisting in the transition of his management responsibilities to the strong team of senior leaders he has developed. On January 29, 2002, Mr.
S. J. Palmisano was elected by the Board of Directors as Chief Executive Officer effective March 1, 2002, and Mr. Gerstner's employment agreement was amended to reflect his agreement to remain as Chairman until his retirement from the Company at age 61 in March 2003 or earlier with the Board's consent. Further, the Committee recommended, and the Board approved, the grant to Mr. Gerstner of a special restricted stock unit award covering 125,000 shares of IBM common stock, which will vest upon his retirement from IBM. The Committee made this award in consideration of Mr. Gerstner's willingness to extend his term as Chairman, to recognize his outstanding performance and leadership and to ensure that he continues to receive competitive total pay for performance in line with other top-performing business leaders, using data prepared by independent consultants. The terms of Mr. Gerstner's employment agreement are described in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 20.


Charles F. Knight (chairman)
Kenneth I. Chenault
Sidney Taurel
Charles M. Vest

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------

                                                                            Long-Term Compensation(1)
                                                                      -------------------------------------

                                      Annual Compensation                      Awards             Payouts
                            -------------------------------------------------------------------------------

                                                            Other     Restricted   Securities
    Name and                                               Annual        Stock     Underlying      LTIP      All Other
Principal Position   Year       Salary        Bonus    Compensation(2)  Awards     Options(#)     Payouts   Compensation
------------------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.   2001     $2,000,000   $8,000,000     $82,888     $        0            0   $2,190,819     $300,000(3)
Chairman and CEO(4)  2000      2,000,000    8,000,000      96,400              0      650,000    3,585,407      276,000
                     1999      2,000,000    7,200,000      66,376              0            0    5,250,717      285,000

S.J. Palmisano       2001      1,100,000    3,000,000      80,391              0       90,000    2,156,486       70,500(3)
President and COO(4) 2000        797,917    1,250,000      18,622              0      180,000    2,445,360       47,188
                     1999        575,000      775,000           0      6,312,500      100,000    2,019,686       44,250

J.M. Thompson        2001      1,000,000    1,125,000       5,119              0       80,000    2,156,486       60,000(3)
Vice Chairman        2000        793,750    1,000,000      24,354              0      155,000    2,445,360       50,813
                     1999        662,500      900,000       5,122              0      100,000    3,029,530       49,875

N.M. Donofrio        2001        550,000      625,000       1,770              0       50,000    1,299,088       38,250(3)
Senior VP            2000        550,000      725,000       1,501      2,812,500       50,000    1,956,288       36,000
                     1999        550,000      650,000         729              0       60,000    3,029,530       36,000

J.R. Joyce           2001        518,750      650,000      44,162(5)           0       60,000      740,480       33,563(3)
Senior VP and CFO    2000        425,000      600,000     513,338(5)   2,956,250       50,000      978,144       25,500(6)
                     1999        300,000      375,000           0              0       34,200    1,262,304      364,161(6)
------------------------------------------------------------------------------------------------------------------------------------

(1) At the end of 2001, Mr. Gerstner held 64,954 performance stock units and 40,057 restricted stock units having a combined value of $12,702,131; Mr. Palmisano held 45,000 performance stock units and 110,640 restricted stock units having a combined value of $18,826,214; Mr. Thompson held 43,300 performance stock units, 48,960 restricted stock units, and 20,564 shares of restricted stock having a combined value of $13,647,191; Mr. Donofrio held 26,300 performance stock units, 47,560 restricted stock units, and 25,200 shares of restricted stock having a combined value of $11,982,298; and Mr. Joyce held 23,700 performance stock units and 61,200 restricted stock units having a combined value of $10,269,504. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as dividends paid to shareholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(2) For Mr. Gerstner, in 2001 this amount includes perquisites and personal benefits in excess of reporting thresholds, including $43,101 for the use of corporate aircraft. For Mr. Palmisano, in 2001 this amount includes perquisites and personal benefits in excess of reporting thresholds, including $29,171 for the use of corporate aircraft and $13,655 for the use of cars.

(3) Represents the Company's contributions to the IBM TDSP 401(k) Plan and the Executive Deferred Compensation Plan ("EDCP").

(4) Mr. Gerstner was the Company's Chief Executive Officer until March 1, 2002. Mr. Palmisano was the Company's President and Chief Operating Officer until March 1, 2002, when he was elected President and Chief Executive Officer.

(5) Reimbursement for tax liabilities related to payments for overseas assignment (see footnote (6) below).

(6) Payments to equalize cost-of-living and housing differences, and for certain other expenses, related to assignment outside of home country. Also includes $23,688 and $18,000 for the Company's annual contributions to the IBM TDSP 401(k) Plan and EDCP for 2000 and 1999, respectively.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

------------------------------------------------------------------------------------------------------------------------

                                          Individual Grants
                      ----------------------------------------------------------
                                                                                      Potential Realizable Value at
                           Number          % of Total                                    Assumed Annual Rates of
                        of Securities     Options/SARs                                 Stock Price Appreciation for
                         Underlying        Granted to   Exercise                         Ten-Year Option Term (3)
                        Options/SARs      Employees in    Price      Expiration   --------------------------------------
      Name               Granted(2)       Fiscal Year   per Share       Date           0%          5%            10%
------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.               0          0.00%       $   n/a            n/a          $0    $        0    $         0
S. J. Palmisano             90,000          0.21%        104.71        2/26/11           0     5,926,600     15,019,300
J.M. Thompson               80,000          0.18%        104.71        2/26/11           0     5,268,100     13,350,500
N.M. Donofrio               50,000          0.12%        104.71        2/26/11           0     3,292,600      8,344,000
J.R. Joyce                  60,000          0.14%        104.71        2/26/11           0     3,951,100     10,012,800
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Increase in market value of IBM common stock for all stockholders      5% (to $171/share)         10% (to $272/share)
at assumed annual rates of stock price appreciation (as used in the       $ 113 billion             $ 288 billion
table above) from $104.71 per share, over the ten-year period, based on 1,723.2 million shares outstanding on December 31, 2001.
------------------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 2001.

(2) Included in the total aggregate exercise price of the grants made to each of Messrs. Palmisano, Thompson, Donofrio and Joyce is approximately $100,000 of Incentive Stock Options, which become exercisable along with the balance of their grants in four equal installments commencing on the first anniversary date.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a $104.71 per share price with a 5% annual growth rate results in a stock price of $171 per share and a 10% rate results in a price of $272 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

-----------------------------------------------------------------------------------------------------------------------
                                                               Number of Securities           Value of Unexercised
                                                              Underlying Unexercised          In-the-Money Options/
                               Shares                     Options/SARs at Fiscal Year-End    SARs at Fiscal Year-End
                             Acquired on       Value     --------------------------------------------------------------
       Name                  Exercise (#)    Realized       Exercisable    Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.           1,253,156     $115,130,197       4,342,492       1,425,000    $296,309,486     $85,815,750
S.J. Palmisano                       0                0         579,617         305,001      43,206,002       6,282,570
J. M. Thompson                 250,002       19,862,342         178,749         276,251       8,252,580       6,104,320
N. M. Donofrio                  68,840        6,789,515         742,071         142,501      65,600,745       4,181,970
J.R. Joyce                      55,000        4,695,812          91,463         126,601       5,484,287       3,024,140
-----------------------------------------------------------------------------------------------------------------------

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                         Performance or            Estimated Future Payouts under
                                       Number of          Other Period             Non-Stock Price-Based Plans(1)
                                     Shares, Units      Until Maturation     ------------------------------------------
      Name                          or Other Rights         or Payout        Threshold (#)(2)  Target (#)    Maximum (#)
-----------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.                       23,876            1/01-12/03             5,969         23,876           35,814
S.J. Palmisano                           15,000            1/01-12/03             3,750         15,000           22,500
J.M. Thompson                            13,300            1/01-12/03             3,325         13,300           19,950
N.M. Donofrio                             8,300            1/01-12/03             2,075          8,300           12,450
J.R. Joyce                               10,000            1/01-12/03             2,500         10,000           15,000
-----------------------------------------------------------------------------------------------------------------------

(1) Long-Term Incentive Program (LTIP) awards are denominated in Performance Stock Units (PSUs), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/01 and ending 12/31/03. Performance against each of the targets will be subject to separate payout calculations. The target number of PSUs will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold.

      After the performance period, one-half of the earned PSUs will be paid in cash. The cash value for each PSU will be equal to the average closing price of one share of IBM common stock for the month of January 2004. The balance of the earned PSUs will be paid in an equivalent number of stock units, which will be restricted for a two-year period ending 12/31/05.

(2) The amounts in this column represent the threshold number of PSUs that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

RETIREMENT PLANS

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan ("SERP"). Benefits under the SERP are offset by benefits under the Company's defined benefit pension plan known as the IBM Personal Pension Plan, which provides funded, tax-qualified benefits up to IRS limits and unfunded, non-qualified benefits in excess of IRS limits. The SERP and the IBM Personal Pension Plan are referred to collectively as the "Plans".

      Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions apply. Executives who were within five years of retirement eligibility on June 30, 1999, remain eligible under the prior SERP provisions. All other executives are covered by the current SERP provisions, except that executives who were at least age 40 with 10 years of service on June 30, 1999, are governed by a transitional rule under which they continue to accrue benefits under the prior SERP provisions through 2003.

      For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

indicated in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Plans, as of December 31, 2001, are: Mr. Gerstner, 8 years; Mr. Palmisano, 28 years; Mr. Thompson, 35 years; Mr. Donofrio, 34 years; and Mr. Joyce, 26 years. No additional benefits are payable under the prior and current SERP provisions for years of service in excess of 35 years.

      Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula. Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

      The following tables set out the estimated annual retirement benefit payable under the Plans in 2002 for a participant at age 65, for various levels of average annual compensation (as defined above) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. Under the prior SERP provisions, benefits generally are payable only if the executive is retirement-eligible at termination. Under the current SERP provisions, benefits generally are payable only if the executive is at least age 60 at termination. Under both provisions, at age 60 or later, benefits are unreduced. The 5 named executive officers are eligible for retirement benefits under the prior SERP provisions, except that Mr. Joyce is governed by the SERP transitional rule described above.

Table 1. Estimated Annual Retirement Benefits Payable under the Plans under prior SERP Provisions

------------------------------------------------------------------------------------------------------------------------------------
     Five-Year                                               Years of Service
      Average         -------------------------------------------------------------------------------------------------
   Compensation             5                15              20               25               30                35
-----------------------------------------------------------------------------------------------------------------------
  $   500,000          $   54,302       $  162,907      $  217,209       $  249,709       $  282,209         $  300,959
    1,000,000             118,052          354,157         472,209          537,209          602,209            639,709
    1,500,000             181,802          545,407         727,209          824,709          922,209            978,459
    2,000,000             245,552          736,657         982,209        1,112,209        1,242,209          1,317,209
    5,000,000             628,052        1,884,157       2,512,209        2,837,209        3,162,209          3,349,709
    7,500,000             946,802        2,840,407       3,787,209        4,274,709        4,762,209          5,043,459
   10,000,000           1,265,552        3,796,657       5,062,209        5,712,209        6,362,209          6,737,209
   12,500,000           1,584,302        4,752,907       6,337,209        7,149,709        7,962,209          8,430,959
-----------------------------------------------------------------------------------------------------------------------

Table 2. Estimated Annual Retirement Benefits Payable under the Plans under SERP Provisions effective July 1, 1999

-----------------------------------------------------------------------------------------------------------------------
     Five-Year                                               Years of Service
      Average         -------------------------------------------------------------------------------------------------
   Compensation             5                15              20               25               30                35
-----------------------------------------------------------------------------------------------------------------------
  $   500,000          $   42,962       $  128,886      $  171,848       $  211,292       $  244,770         $  285,565
    1,000,000              92,857          278,571         371,429          464,286          557,143            650,000
    1,500,000             139,286          417,857         557,143          696,429          835,714            975,000
    2,000,000             185,714          557,143         742,857          928,571        1,114,286          1,300,000
    5,000,000             464,286        1,392,857       1,857,143        2,321,429        2,785,714          3,250,000
    7,500,000             696,429        2,089,286       2,785,714        3,482,143        4,178,571          4,875,000
   10,000,000             928,571        2,785,714       3,714,286        4,642,857        5,571,429          6,500,000
   12,500,000           1,160,714        3,482,143       4,642,857        5,803,571        6,964,286          8,125,000
-----------------------------------------------------------------------------------------------------------------------

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

OTHER DEFERRED COMPENSATION PLANS

Effective January 1, 2002, the IBM TDSP 401(k) Plan (the "TDSP") (previously known as the IBM Tax Deferred Savings Plan) allows all eligible employees to defer up to 80% of their income on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers participate in the TDSP on the same basis as all other employees. For 2002, Internal Revenue Service limits on the TDSP preclude an annual investment of more than $11,000 ($12,000 for participants who are at least age 50 during 2000) or an eligible compensation base of more than $200,000 for any one employee.

      IBM established the IBM Executive Deferred Compensation Plan (the "EDCP") in 1995. The EDCP allows any U.S. executive, including officers, to defer additional monies and receive a Company match on the same basis as the TDSP except that the Company match for the EDCP is credited only in units of IBM common stock which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until termination of employment under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All investments in the EDCP earn income based on the results of the actual TDSP funds' performance, but the income is paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

      The Company also provides executives with the opportunity to defer payout of certain restricted stock unit awards on terms similar to the EDCP. These deferrals are recorded as deferred units of Company stock. These amounts are not transferable to any other investment alternatives until paid out, and are not funded (participants are general creditors of the Company). There is no Company match on these amounts.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993. Under that agreement as amended through January 29, 2002, Mr. Gerstner has agreed to remain as the Chairman of the Company until his retirement from the Company at age 61 in March 2003, or earlier with the Board's consent, with an annual salary of $2,000,000 and an annual incentive to be determined based on performance and consistent with his position as Chairman.

      The agreement also provides that Mr. Gerstner will become a consultant to the Company for a period of 10 years following his retirement. During this period, for each day he renders services, he will receive a daily consulting fee based on his daily salary rate at the time of his retirement plus reasonable expense reimbursement. In addition, during this period and for an additional ten years thereafter, he will adhere to Company rules regarding competition, solicitation of employees and other activities detrimental to the Company and he will continue to be provided with access to Company aircraft, cars, office, and apartment, and to financial planning and home security services and he will be reimbursed for club expenses for Company business. He will also be treated as a retired employee of IBM, including for purposes of pension, retiree medical benefit coverage for him and his spouse, stock options (which will vest and remain exercisable for the remaining term) and long-term incentive performance awards (which will be paid based on Company performance over the entire performance period for such awards). He will receive these benefits only if he remains until age 61, leaves earlier with the consent of the Board, becomes disabled or is terminated without cause. This agreement also provides that Mr. Gerstner will continue to receive his current base salary until he reaches age 61 in the event of a "termination without cause" or "constructive termination without cause," as defined in the agreement. It is not possible to predict the value of the consulting agreement or the other benefits described above. The foregoing description has been provided on the assumption that such value may exceed $100,000.

      In the event of a "change-in-control" of the Company, as defined in the agreement, all amounts, entitlements or benefits in which Mr. Gerstner is not yet vested will become fully vested, including his stock options and restricted stock and other unit awards. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers, other than Mr. Gerstner, that provide for their continuing service.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR IBM, S&P 500 STOCK INDEX, AND S&P COMPUTERS (HARDWARE) INDEX (EXCLUDING IBM)

[MOUNTAIN GRAPH]

                                   1996            1997           1998           1999            2000           2001
--------------------------------------------------------------------------------------------------------------------
IBM Common Stock                    100          139.33         247.27         290.55          229.99         328.88
S & P 500 Stock Index               100          133.36         171.47         207.56          188.66         166.24
S & P Computers (Hardware)
Index (excluding IBM)               100          155.82         279.23         450.92          231.78         172.25

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P Computers (Hardware) Index is such an index. The results for this index exclude IBM.

      The graph assumes $100 invested on December 31, 1996, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with IBM's management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Communication with Audit Committees).

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence.

4.    Based on the review and discussion referred to in paragraphs (1) through
      (3) above, the Audit Committee recommended to the Board of Directors of IBM, and the Board has approved, that the audited financial statements be included in IBM's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

L.A. Noto (chair)
J. Dormann
J.B. Slaughter

AUDIT AND NON-AUDIT FEES

For the fiscal year ended December 31, 2001, fees for services provided by PricewaterhouseCoopers LLP were as follows:

(Dollars in millions)                                 2001
----------------------------------------------------------
Audit of financial statements included
   in the annual report on form 10-K                 $12.2
Other audit-related fees, including
   registration statements, acquisition
   support and statutory audits                       10.6
Tax-related services                                  21.9
Financial information system
   design and implementation                           0.8
All other independent accountant services              8.4

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

2. RATIFICATION OF APPOINTMENT OF
   INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent accountants, to be IBM's auditors for the year 2002 and recommends to stockholders that they vote for ratification of that appointment.

      PricewaterhouseCoopers LLP served in this capacity for the year 2001. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

      The appointment of independent accountants is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves nonaudit services to ensure that they will not impair the independence of the accountants.

      Before making its recommendation to the Board for appointment of PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm's qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The committee's review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in IBM's 2003 proxy material after the 2002 Annual Meeting but must be received no later than 5 p.m. EST on November 11, 2002. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504.

      Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

      Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of independent accountants, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

THE IBM BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSALS FOR THE REASONS STATED AFTER THE PROPOSALS.

3. STOCKHOLDER PROPOSAL ON BOARD SERVICE

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: "That the stockholders of IBM recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states."

"Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

"No director should be able to feel that his or her directorship is until retirement."

"Last year the owners of 57,588,526 shares, representing approximately 5.23% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this resolution."
--------------------------------------------------------------------------------

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
AGAINST THIS PROPOSAL.

The goal of the Board is to have the most competent, distinguished and diverse Board as possible, and all of the Board's current members are leaders in their fields, bringing to the Company a unique and varied array of talents and perspectives. As part of its ongoing review of governance trends and developments, the Directors and Corporate Governance Committee considered term limits for directors and concluded that term limits could operate in an arbitrary and formulaic fashion, without regard to the contributions of a particular director. In lieu of term limits, the Directors and Corporate Governance Committee recommended, and the Board approved, guidelines requiring that a director's continued tenure on the Board be reviewed whenever the director's principal occupation changes, as a way to assure that the director's skills and experience continue to match the needs of the Board. In addition, the Directors and Corporate Governance Committee reviews the qualifications and independence of directors in connection with its nomination of the slate of directors that the Board proposes for election by stockholders each year. The Board believes that these practices better serve the Company and its stockholders by providing for a continuing review of a director's contributions to the Board without the potential arbitrary impact of term limits. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4. STOCKHOLDER PROPOSAL ON PENSION AND
   RETIREMENT MEDICAL

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 416 shares of IBM stock, on behalf of himself and 242 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

Resolved: shareholders request that the Board adopt the following policy:

      Age discrimination in retirement policies will be ended by allowing all employees, regardless of age, to receive the same long-promised retirement medical insurance and pension choice as employees who were within five years of retirement in 1999.

      In 1999 IBM announced new cash balance pension and retirement medical insurance plans. These plans effectively revoked long-promised plans for many employees.

      IBM divided employees into three permanent groups based on their age on June 30, 1999. Employees older than 50 with 15 years of service kept the old medical and could choose between the old and new pension plans. Employees older than 40 with ten

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

years of service could also choose between pension plans but were forced into the new retirement medical. Employees younger than 40 and older employees who did not have at least 10 years of service were forced into both the new medical and the new cash balance pension. IBM thus broke its highly touted and unqualified promise not to discriminate based on age.

      According to BNA's March 7, 2001 Employment Discrimination Report, "the Internal Revenue Service has put a hold on the agency's approval of new cash balance plans pending an examination of the age discrimination implications of such arrangements. Since 1999, EEOC has joined with the Treasury Department and the Labor Department in a coordinated review to decide whether cash balance plans can be squared with federal age discrimination laws." Whatever the outcomes, IBM's age discrimination will have serious consequences for effected employees.

      IBM openly acknowledged that the average employee would lose 20% of retirement pay under the cash balance plan. The Wall Street Journal estimated losses as high as 50%.

      IBM also acknowledged to some employees that their new individual medical insurance accounts would probably run out of money as they approach old age. Revoking lifetime medical insurance is especially a problem for lower-paid workers.

      IBM management argues that the cash balance plan is better to attract younger workers. If so, why are younger workers the only age group not offered a choice of pension plans?

      Conversion to cash balance pension plan failed to benefit the company. IBM declared that the $200 million "saved" would fund stock options for executives and other targeted employees. However, the "savings" actually accumulate as a surplus in the separate pension trust fund. Money cannot be transferred to IBM from this fund. Moreover IBM has paid nothing for pensions for the last six years because the $70 billion pension trust fund has a large surplus and earns more in interest than it pays out to retirees.

      In short, the cash balance plan conversion brought no money into the company, saved no money, had no apparent advantages for stockholders, opened the company to investigation and possible suits for age discrimination, generated negative publicity, and may well have had material adverse effects on the morale of company employees. Therefore, IBM should end age discrimination in retirement policies.
--------------------------------------------------------------------------------

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

To stay competitive in the marketplace, we have to attract and keep the industry's most talented people. We do that, in part, by offering compensation and benefit programs that provide value to our employees. In this context, IBM is convinced that the changes made to its pension and retirement medical insurance plans in May 1999 were the right thing to do. When IBM announced these changes in May 1999, it did so after an exhaustive analysis of the practices of the companies against which it competes for employee talent, collecting information from over 75 companies on all aspects of their compensation and benefit plans and programs, including salary, bonuses, equity award programs, medical benefits and pensions.

      As a result of these studies, IBM found that a number of its programs and plans were significantly out of line with what the competition was offering their employees.

o In pensions, IBM found that 75% of its competitors do not offer a pension plan and even fewer offer retiree medical.

o For certain job categories, IBM's cash compensation programs were below the industry norm, and as a result IBM has embarked on an effort to deliver greater cash value to these positions. This year, IBM set aside more than $800 million to fund pay increases for non-executive employees. In addition, bonus pay for our non-executive employees for 2001 amounted to a total of $1.4 billion, down year-to-year, reflecting the downturn in IBM's results and the economy in general, but up over 100% from 1995.

o IBM also found that its equity award programs lagged behind the programs of its competitors, and since 1995, IBM has increased the number of non-executive employees receiving stock options by 3,000%, growing from 1,000 to over 30,000 in 2001 (and the percentage of optionees who are non-executives has grown from 40% in 1995 to over 90% in 2001). Further, as part of its commitment to deliver greater flexibility to employees and to offer better ways to plan for the future, IBM adopted a significantly enhanced Employees Stock Purchase Plan, with 6-month, rather than yearly, offering periods, providing employees with the opportunity to buy shares at a 15% discount from the better of the price at the beginning of the offering period or the price on the date the shares are actually purchased. Participation in this enhanced plan for the offering period in July 2001 was up more than 42% over the former plan.

In sum, management and the Board are committed to a cash-balance pension plan design, as it better reflects the reality of today's marketplace, both in terms of employee career expectations and the competitiveness of our total compensation programs. Going forward, IBM will continually review its plans and programs, making changes where appropriate to provide its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers. FOR ALL OF THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

5. STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

Management has been advised that Mr. Donald S. Parry, 1178 Wood Duck Hollow, Jacksonville, FL 32259-2932, the owner of 36 shares, on behalf of himself and 442 co-filers of the Proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

Resolved: The Stockholders request that the Board of Directors adopt a policy that executive compensation will be determined in the future without regard to any pension fund money that accounting rules may require the company to treat as income, so that the compensation of senior executives will more closely reflect their performances in managing the business.

STATEMENT OF SUPPORT

Accounting rules require IBM to treat a portion of certain pension fund surpluses as income even though no pension fund money is transferred to the company. In our opinion, IBM distorts the principle of pay for performance to the extent that it bases executive compensation on such pension income.

      At the end of 2000, IBM's defined benefit pension plans had a total surplus of $10.7 billion in excess of benefit obligations. The surplus arose, in part, from stock market gains and the 1999 creation of a cash balance pension plan that cut the projected retirement pay of many employees. An increase in the expected rate of return on pension assets also contributed to the growth of pension income that was credited to IBM under the accounting rules.

      Despite this fact, IBM's five top executives were given $11.67 million in cash bonus awards "for the year's performance." They were given an additional $12.87 million under the Long Term Incentive program based largely on IBM reaching predetermined income targets. It therefore appears that the compensation of these executives was strongly influenced by the "pension income" that permitted IBM to report a "record after-tax profit" for 2000.

      We believe compensation ought to be based on performance.
--------------------------------------------------------------------------------

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

There is no merit to the contention that IBM is administering its pension plan in a manner other than in the best interests of the Company's employees and retirees. IBM does not manipulate its pension plan to create profits for the Company or to enrich its executives.

      The Company also strongly believes that compensation of its executives should be based on company performance as reported to the stockholders, and is doing so. IBM is committed to paying its employees and executives based on the Company's results determined and reported in accordance with generally accepted accounting principles ("GAAP") without resorting to a pro forma approach.

      Furthermore, the Company's executive compensation programs and policies are administered by the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the "Committee"), which is composed entirely of outside, independent directors. The Committee is responsible for ensuring both that the Company's executives are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of IBM stockholders.

      To support this philosophy, the Committee and management have crafted the Company's compensation programs so that a significant portion of executives' total compensation is at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value. In addition, to ensure the competitiveness of the Company's total executive pay package, compensation is benchmarked against the practices of companies in the information technology industry and the largest US companies in terms of market capitalization. The Committee believes that the Company's executive compensation programs and policies are properly designed to motivate the Company's executives and to align their interests with the interests of stockholders.

      In addition, the way in which the Company accounts for its pension plans is required by GAAP and by the standards set forth by the Financial Accounting Standards Board. Further, IBM provides over five pages of detailed financial information with respect to its pension fund assets, liabilities, income and costs in its 2001 Annual Report. See the "Expense and Other Income" section in the Management's Discussion and Analysis of Results of Operations and Financial Condition beginning on page 61, and Note U, "Retirement-Related Benefits" beginning on page 96, of IBM's 2001 Annual Report. In fact, IBM's financial reporting is squarely in line with all applicable laws, regulations and accounting standards and requirements, and is consistent with the practices of other companies.

      Finally, we believe it is important to keep in mind what IBM and its management do have control over--the cash compensation programs for its employees. If management had wanted to manipulate expenses to increase profits to enrich itself, it could simply have paid less cash to employees, or engaged in the kind of massive layoffs that have become commonplace in the industry. Instead, this year IBM announced a salary freeze for all of the company's executives, while at the same time setting aside more than $800 million to fund pay increases for our non-executive employees. Further, variable pay for our non-executive employees for 2001 amounted to a total of $1.4 billion, down year-to-year, reflecting the downturn in IBM's results and the economy in general, but up over 100% from 1995.

      Further, IBM continues to maintain a US pension plan and retiree medical benefits, notwithstanding surveys which show that 75% of the company's competitors do not offer a pension plan

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

and even fewer offer retiree medical. Further, in January 2001, the company increased pension benefits for the vast majority of its retirees, with an annual cost to the company of such increase amounting to over $100 million. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

6. STOCKHOLDER PROPOSAL ON POISON PILLS

Management has been advised that Mr. Chris Rossi, P.O. Box 249, Boonville, CA 96415, custodian for Vanessa Rossi, the owner of 1,600 shares, intends to have Mr. John Chevedden submit the following proposal at the meeting:

   Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

   The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

   1) At any time
   2) In a short period of time
   3) Without shareholder approval

NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

      Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Stockholders, October 23, 1986.

ADDITIONAL SUPPORT FOR THIS PROPOSAL TOPIC

* Pills adversely affect shareholder value.

         POWER AND ACCOUNTABILITY
         Nell Minow and Robert Monks
         Source: www.thecorporatelibrary.com/power

*  The Council of Institutional Investors
   www.cii.org/ciicentral/policies.htm & www.cii.org recommends shareholder approval of all poison pills.

INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT

This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved 57% average yes-vote from shareholders at 26 major companies in 2000. (Percentage based on yes-no votes).

      Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

SHAREHOLDER VOTE PRECEDENT SET BY OTHER COMPANIES

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

68% VOTE AT A MAJOR COMPANY

This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website:

   www.thecorporatelibrary.com
         At this URL page:
   http://asp.thecorporatelibrary.net/proposals/
   FullText.asp?Company_ID=10563&
   Resolution_ID=515&Proxy_Season=2001

                 In the interest of shareholder value vote yes:

                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 6
--------------------------------------------------------------------------------
THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The proposal disregards IBM's leadership in corporate governance and its long-standing commitment to enhancing value for its stockholders. The IBM Board of Directors believes that it is their responsibility--as the elected representatives of the IBM stockholders--to ensure that IBM continues to adhere to sound governance policies and practices for the benefit of stockholders. We believe it is ill advised and dangerous for corporate governance matters to be decided by public referendum in the abstract when the decision could obligate the Company to pursue a course of action in the future without allowing the Board to engage in a thoughtful analysis of the proposal at that time. In fact, limiting the Company's freedom of action in the future runs directly counter to the fiduciary standards the Board is obligated to uphold.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

      We are convinced that this is the right approach to maximizing stockholder value, and we have the track record to prove it. First off, the IBM Board has not taken any steps to insulate itself from accountability to IBM stockholders. IBM does not have a staggered or classified board, where different classes of directors are up for election every few years. Instead, each member of the IBM Board is subject to re-evaluation and re-election by the stockholders on an annual basis.

      In addition, IBM has had a long-standing commitment to the independence of its non-employee directors, and today all but three of the directors on the Board are independent of management, and all of the Board Committees are composed entirely of independent, non-employee directors. Further, the IBM Board continually assesses its governance practices, including a review of the practices of a number of survey companies. From time to time, based on that review, the Board takes actions it believes will further enhance the link between its interests and those of stockholders. For example, the Board has recently adopted a stock ownership guideline for directors, calling for directors to own IBM stock equal in value to five times their retainer fees, within five years of their initial election.

      Finally, IBM has never had a poison pill. In fact, in 1992, in connection with its request that stockholders authorize the issuance of preferred stock for financing purposes, the IBM Board promised that it would not issue any preferred stock for any anti-takeover or defensive purposes without stockholder approval.

      The Board also promised at that time that no preferred stock would be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. FOR ALL THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

OTHER MATTERS

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company's By-laws, stockholders who intend to present an item of business at the 2003 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company's secretary no earlier than October 12, 2002 and no later than November 11, 2002, as set forth more fully in such By-laws.

PROXIES AND VOTING AT THE MEETING

The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 30, 2002, meeting. Each stockholder of record at the close of business as of March 1, 2002 (the "Record Date"), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 8, 2002, there were 1,720,874,304 common shares entitled to be voted.

      Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of independent accountants and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and IBM's Certificate of Incorporation and By-laws.

      All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of EquiServe Trust Company, N.A., IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of IVS Associates, Inc.

      Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

      Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

      Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

      The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM TDSP 401(k) Plan (the "TDSP"), the enclosed proxy card also serves as a voting instruction to the Trustee of the TDSP for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 24, 2002, or that the card is signed, returned, and received by April 24, 2002. If instructions are not received over the Internet or by telephone by April 24, 2002, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the TDSP will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

      Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.

/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary
March 11, 2002

                           [LOGO] PRINTED WITH SOY INK
            [Recycled LOGO] Printed on recycled paper and recyclable

[IBM LOGO]

Dear IBM Stockholder:

YOUR VOTE IS IMPORTANT. PLEASE READ BOTH SIDES OF THE ATTACHED 2002 IBM PROXY/VOTING INSTRUCTION CARD. YOU CAN VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE, OR BY MARKING, SIGNING AND RETURNING YOUR CARD. IF YOU VOTE THROUGH THE INTERNET OR BY TELEPHONE, THERE IS NO NEED TO MAIL YOUR CARD.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 30, 2002, at 10 a.m. at the Kentucky International Convention Center, 221 Fourth Street, Louisville, Kentucky. If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card, or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM's strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM's Annual Report and Proxy Statement online. If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM's Paperless Annual Meeting Material Consent form online through the Internet at:

      http://www.ibm.com/investor/form

WE URGE YOU TO VOTE YOUR SHARES. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

      [LAPTOP GRAPHIC]                                 [TELEPHONE GRAPHIC]

ELECTRONIC VOTING INSTRUCTIONS

TO VOTE THROUGH THE INTERNET log on to http://www.ibm.com/investor/vote

TO VOTE BY TELEPHONE call the toll-free number, 877-779-8683. Stockholders residing outside the United States, Canada and Puerto Rico should call 201-536-8073.

IF YOU VOTE THROUGH THE INTERNET OR BY TELEPHONE, USE THE VOTER CONTROL NUMBER IN THE BOX ON THE LEFT JUST BELOW THE PERFORATION.

                                ADMISSION TICKET

This is your admission ticket for the Annual Meeting of Stockholders to be held on Tuesday, April 30, 2002, at 10 a.m. at the Kentucky International Convention Center, 221 Fourth Street, Louisville, Kentucky. Please detach and present this ticket and photo identification for admission to the Annual Meeting.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

                                                                      [IBM LOGO]
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

|X|   Please mark your                                                   |_ 9926
      votes as in this
      example

PROXY/VOTING
INSTRUCTION CARD

IBM's Directors recommend a vote FOR proposals 1 and 2 and AGAINST stockholder proposals 3, 4, 5 and 6. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

--------------------------------------------------------------------------------
            IBM's Directors recommend a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
                                                        FOR          WITHHELD
1.    Election of Directors
      (see reverse)                                     |_|            |_|

FOR, except vote WITHHELD from the following nominee(s):

_______________________________________________________

                                                        FOR   AGAINST   ABSTAIN
2.    Ratification of Appointment of Independent
      Accountants (page 23)                             |_|     |_|       |_|

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       IBM's Directors recommend a vote AGAINST proposals 3, 4, 5 and 6.
--------------------------------------------------------------------------------
Stockholder Proposals on:                               FOR   AGAINST   ABSTAIN

3.    Board Service (page 24)                           |_|     |_|       |_|

4.    Pension and Retirement Medical (page 24)          |_|     |_|       |_|

5.    Executive Compensation (page 26)                  |_|     |_|       |_|

6.    Poison Pills (page 27)                            |_|     |_|       |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Will attend Annual Meeting                                          |_|

--------------------------------------------------------------------------------

SIGNATURE(S)_____________________________________________ DATE__________________

                                                                      [IBM LOGO]

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET OR TELEPHONE.

[IBM LOGO]

PROXY/
VOTING
INSTRUCTION
CARD

INTERNATIONAL BUSINESS MACHINES        PROXY SOLICITED BY THE BOARD OF DIRECTORS
CORPORATION                            FOR THE ANNUAL MEETING OF STOCKHOLDERS
ARMONK, NEW YORK, 10504                APRIL 30, 2002

Louis V. Gerstner, Jr., Lawrence R. Ricciardi, and Daniel E. O'Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held at the Kentucky International Convention Center, 221 Fourth Street, Louisville, Kentucky, at 10 a.m. on Tuesday, April 30, 2002, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM TDSP 401(k) PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT.

ELECTION OF DIRECTORS, NOMINEES:
01. C. Black, 02. K.I. Chenault, 03. J. Dormann, 04. L.V. Gerstner, Jr.,
05. N.O. Keohane, 06. C.F. Knight, 07. M. Makihara, 08. L.A. Noto,
09. S.J. Palmisano, 10. J.B. Slaughter, 11. S. Taurel, 12. J.M. Thompson,
13. A. Trotman, 14. C.M. Vest

(SHARES WILL BE VOTED AS DIRECTED IF THIS CARD IS: 1. SIGNED AND RETURNED OR 2. SHARES ARE VOTED OVER THE INTERNET OR BY TELEPHONE OR 3. OTHER SPECIFIC ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING. CAMERAS, CELLULAR PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

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